Exhibit 99.1

For Immediate Release
Media Contact:	Investor & Analyst Contact:
Andy Foster	Todd Waltz
AE Biofuels, Inc.	AE Biofuels, Inc.
(408) 213-0928	(408) 213-0925
afoster@aebiofuels.com	twaltz@aebiofuels.com

AE Biofuels Secures Additional $3.5 Million Funding For Start-up of 55 Million Gallon Ethanol Plant and Extends Plant Lease to Five Years
Company set to resume operations at Keyes, California ethanol facility

CUPERTINO, Calif. – March 16, 2011 – AE Biofuels, Inc. (OTC: AEBF), a global vertically integrated biofuels company, today announced its wholly-owned advanced ethanol subsidiary AE Advanced Fuels Keyes, Inc. (AE Keyes), closed a $3.5 million financing with Third Eye Capital Corporation.  The funds will be used to restart and operate a 55 million gallon per year ethanol plant located in Keyes, California.  In November 2010, AE Keyes received $4.5 million from Third Eye Capital to complete the repair and retrofit of the Keyes facility.

AE Keyes expects to restart the Keyes plant and be fully operational by late April 2011. AE Keyes took possession of the facility under a project agreement with Cilion, Inc. in 2010. The revised project agreement extends the original lease from three to five years, with an early termination right at three years.

AE Advanced Fuels Keyes also announced that it has signed a grain supply and services contract with J.D. Heiskell & Co.  AE Keyes will market its wet distillers grains (WDG) through an agreement with A.L. Gilbert, and the company previously announced its ethanol marketing agreement with Kinergy Marketing LLC.

The Keyes plant is a leader in environmentally responsible ethanol production with a 2.6:1 positive energy balance and near zero water discharge. In addition, the plant’s natural gas and steam powered turbine cogeneration unit generates nearly all of the operating electric needs of the plant (4.3 megawatts), thus eliminating dependence on the state’s electrical grid.

AE Biofuels intends to introduce its patent-pending enzyme-based cellulosic ethanol technology at the Keyes facility and other California ethanol plants in 2011.

--more--

AE Biofuels Secures Additional Financing for Ethanol Plant	Page 2

About AE Biofuels
AE Biofuels, Inc. is a global vertically integrated biofuels company based in Cupertino, California, developing sustainable solutions to address the world's renewable energy needs.  The company is working to commercialize its patent-pending next-generation cellulosic ethanol technology that enables the production of biofuels from both non-food and traditional feedstocks. Its wholly-owned Universal Biofuels subsidiary built and operates a nameplate 50 million gallon per year biodiesel production facility on the east coast of India. For additional information about AE Biofuels, please visit www.aebiofuels.com.

Forward Looking Statements
The information contained herein includes forward-looking statements. These statements relate to future events.  Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, the ability of AE Biofuels to successfully commercialize its cellulosic ethanol technology, changes in government policy regarding ethanol production, the reduction or elimination of federal tax incentives for ethanol production, and changes in environmental regulations. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the "Risk Factors" section of AE Biofuels’ filings with the SEC, including its most recent filings on Form 8-K and Form 10-Q.

###